Exhibit 21.1

SUBSIDIARIES OF
MONEYGRAM INTERNATIONAL, INC.

Travelers Express Company, Inc. (Minnesota)

     CAG Inc. (Nevada)

     Hematite Trust (Delaware)

     Monazite Trust (Delaware)

     Rhyolite Trust (Delaware)

     Ferrum Trust (Delaware)

     FSMC, Inc. (Minnesota)

     MoneyGram Payment Systems, Inc. (Delaware)

     MoneyGram International Holdings Limited (United Kingdom)

     MoneyGram International Limited (United Kingdom)

     MIL Overseas Limited (United Kingdom)

     MoneyGram of New York LLC (Delaware)

     MoneyGram Payment Systems Canada, Inc. (Ontario)

     Travelers Express Co. (P.R.) Inc. (Puerto Rico)

     Tsavorite Trust (Delaware)